EXHIBIT 99.2

June 30, 2018	QUARTERLY REPORT

Dear Shareholder:

The positive financial trends we highlighted in our first quarter report continued into the second quarter of 2018. Our work to improve the mix of our balance sheet by emphasizing loan and deposit growth while decreasing reliance on borrowed funds and the investment portfolio produced significant growth in margin revenues. C&N has historically produced strong non-margin revenues due in large part to our Trust and Financial Management group, which expanded its contribution during the second quarter as well. Additionally, management has focused on several initiatives to improve fee income from deposit and debit/credit card activities that are producing results. While we continued to experience normal increases in operating costs and invest in the future of the franchise during the quarter, revenues grew at a faster pace than expenses providing for a substantial increase in earnings.

The second quarter also included some significant transactions. The first was the recognition of a pre-tax gain on Visa Class B stock of $1,750,000 that, until the second quarter 2018, had a carrying value of $0, which represented C&N’s cost basis. As a partial offset to this gain, C&N also recognized a pre-tax loss on available-for-sale securities totaling $282,000. More details related to these securities transactions are presented in the Second Quarter Earnings Release distributed through our recent 8-K filing. The other significant transaction was finalizing the donation of our office in Towanda, PA to a nonprofit organization at a cost of $250,000 which was partially offset by the receipt of a state tax credit of $154,000. C&N has a one year lease to continue operating at the current facility while we work to secure a new location in the Towanda market that will enhance our ability build relationships and deliver value to local customers.

Earnings per share was $0.52 in the second quarter 2018, up 52.9% from $0.34 per share in the second quarter 2017. Net income was $6,371,000 in the second quarter 2018, an increase of $2,250,000 (54.6%) over first quarter 2017 net income of $4,121,000. Excluding the after-tax impact of the gain on Visa Class B stock as described above and net (losses) gains on debt securities for both periods, adjusted second quarter 2018 net income of $5,212,000, or $.42 per share, exceeded adjusted second quarter 2017 net income of $4,051,000, or $.33 per share, by $1,161,000 (28.7%). Pre-tax income, excluding the gain on Visa Class B stock and net (losses) gains on available-for-sale debt securities, totaled $6,280,000 in the second quarter 2018, an increase of $892,000 (16.6%) over adjusted pre-tax income of $5,388,000 in the second quarter 2017. Consistent with the reduction in the federal corporate income tax rate in 2018, the effective tax rate of 17.8% for the second quarter 2018 was significantly lower than the second quarter 2017 effective tax rate of 25.0%.

Net income for the six-month period ended June 30, 2018 totaled $10,746,000, an increase of $3.2 million (42.2%) over net income for the first six months of 2017. Excluding the impact of the gain on Visa Class B stock and net (losses) gains on debt securities in a similar manner, adjusted year-to-date 2018 net income of $9,587,000, or $.78 per share, exceeded adjusted net income for the first six months of 2017 of $7,391,000, or $.61 per share, by $2,196,000 (29.7%). Excluding the securities gains and losses, pre-tax income was $11,396,000 for the first six months of 2018, an increase of $1,735,000 (18.0%) over 2017, and the effective income tax rate was 16.5% YTD in 2018 as compared to 23.8% for the first six months of 2017.

Net interest income was $1,631,000, or 7.9%, higher during the first half of 2018 than 2017. Interest income increased $1.77 million, including an increase of $1.95 million in interest and fees on loans. The average balance of loans for YTD 2018 was $55.8 million (7.3%) higher than in the first six months of 2017, and the average fully taxable-equivalent yield on loans increased to 4.96% for YTD 2018 from 4.86% for the first six months of 2017.

Interest expense increased $141,000, reflecting an increase in interest on deposits of $512,000, an increase in interest expense on short-term borrowings of $159,000 and a decrease in interest expense on long-term borrowings of $530,000. The increase in interest expense on deposits resulted from an increase in the average rate paid to 0.42% in 2018 from 0.30% in 2017 as well as a $22.5 million increase in average interest-bearing deposits in the first six months 2018 over the same period in 2017.

Credit quality has remained stable throughout 2018. The provision for loan losses was $272,000 for the first six months of 2018 as compared to $456,000 in 2017. During the second quarter, C&N recognized a credit for loan losses (reduction in expense) of $20,000 as compared to a provision of $4,000 in the second quarter 2017. Management has a robust process to evaluate the adequacy of the reserve for possible loan losses on a continuous basis. This process includes specific allowances on loans, net charge-offs during the period, the impact of loan growth, and a collectively determined portion. Based on the current assessment, management believes that the reserve for possible loan losses is adequate.

Noninterest income increased $1,125,000 (14.1%) in the first half of 2018 compared to the same period in 2017, and the second quarter increase of 14.2% compared to 2017 is consistent with first quarter 2018 performance. Trust and financial management revenue, brokerage fees, service charges on deposit accounts, interchange from debit card transactions, and loan servicing fees were the primary drivers. Growth in noninterest income reflects the ongoing efforts and initiatives to add value through deepening customer relationships.

Total noninterest expense increased $1,205,000 (6.6%) in the first six months of 2018 compared to 2017. The 6.7% increase during the second quarter compared to last year was consistent with the year-to-date amount. Salaries and wages, health care expenses, data processing, telecommunications and professional fees were the primary contributors through six months of 2018. We did experience seasonal moderation in salaries and wages following the typical hike at the beginning of each calendar year. Additionally, health care expenses decreased approximately 25% in the second quarter compared to the first quarter of this year due to improved claims experience during the period.

C&N’s strong capital position provides the Company with the ability to pursue growth and expansion and to continue to pay a healthy cash dividend. We increased the quarterly cash dividend paid in February 2018 to $.27 per share from the $.26 per share paid in November 2017, reflecting the Board’s confidence in the ongoing financial strength of the Corporation. On July 19, 2018, the Board of Directors again declared a dividend of $.27 per share payable on August 10, 2018 to shareholders of record as of July 30, 2018. On an annualized basis, the quarterly payment produces a dividend yield of 4.18% on the June 30, 2018 market price of $25.86. In April 2016, the Board announced a common stock repurchase program for the acquisition of up to 600,000 shares. There have been no repurchases of stock under this program to date.

We appreciate your investment and ongoing support of C&N.

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION
(Dollars In Thousands, Except Per Share Data) (Unaudited)
	2ND	2ND
	QUARTER	QUARTER
	2018	2017
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$12,334	$11,340	$994	8.77%
Interest Expense	1,079	978	101	10.33%
Net Interest Income	11,255	10,362	893	8.62%
(Credit) Provision for Loan Losses	(20)	4	(24)	-600.00%
Net Interest Income After (Credit) Provision for Loan Losses	11,275	10,358	917	8.85%
Noninterest Income	4,689	4,106	583	14.20%
Gain on Restricted Equity Security	1,750	0	1,750
Net (Losses) Gains on Available-for-sale Debt Securities	(282)	107	(389)	-363.55%
Noninterest Expense	9,684	9,076	608	6.70%
Income Before Income Tax Provision	7,748	5,495	2,253	41.00%
Income Tax Provision	1,377	1,374	3	0.22%
Net Income	$6,371	$4,121	$2,250	54.60%
Net Income Attributable to Common Shares (1)	$6,339	$4,100	$2,239	54.61%
PER COMMON SHARE DATA:
Net Income – Basic	$0.52	$0.34	$0.18	52.94%
Net Income – Diluted	$0.52	$0.34	$0.18	52.94%
Dividend Per Share	$0.27	$0.26	$0.01	3.85%
Number of Shares Used in Computation - Basic	12,210,902	12,106,008
Number of Shares Used in Computation - Diluted	12,248,145	12,144,706

CONDENSED, CONSOLIDATED EARNINGS INFORMATION
(Dollars In Thousands, Except Per Share Data) (Unaudited)
	6 MONTHS ENDED
	JUNE 30,
	2018	2017
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$24,224	$22,452	$1,772	7.89%
Interest Expense	2,072	1,931	141	7.30%
Net Interest Income	22,152	20,521	1,631	7.95%
Provision for Loan Losses	272	456	(184)	-40.35%
Net Interest Income After Provision for Loan Losses	21,880	20,065	1,815	9.05%
Noninterest Income	9,095	7,970	1,125	14.12%
Gain on Restricted Equity Security	1,750	0	1,750
Net (Losses) Gains on Available-for-sale Debt Securities	(282)	252	(534)	-211.90%
Noninterest Expense	19,579	18,374	1,205	6.56%
Income Before Income Tax Provision	12,864	9,913	2,951	29.77%
Income Tax Provision	2,118	2,358	(240)	-10.18%
Net Income	$10,746	$7,555	$3,191	42.24%
Net Income Attributable to Common Shares (1)	$10,691	$7,516	$3,175	42.24%
PER COMMON SHARE DATA:
Net Income - Basic	$0.88	$0.62	$0.26	41.94%
Net Income - Diluted	$0.87	$0.62	$0.25	40.32%
Dividend Per Share	$0.54	$0.52	$0.02	3.85%
Number of Shares Used in Computation - Basic	12,200,245	12,095,926
Number of Shares Used in Computation - Diluted	12,236,518	12,138,189

(1) Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

CONDENSED, CONSOLIDATED BALANCE SHEET DATA
(In Thousands) (Unaudited)
	JUNE 30,	JUNE 30,	JUNE 30, 2018 vs 2017
	2018	2017	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$51,475	$34,643	$16,832	48.59%
Available-for-sale Debt Securities	348,044	363,776	(15,732)	-4.32%
Loans Held for Sale	177	1,708	(1,531)	-89.64%
Loans, Net	809,816	771,057	38,759	5.03%
Intangible Assets	11,952	11,957	(5)	-0.04%
Other Assets	62,543	60,260	2,283	3.79%
TOTAL ASSETS	$1,284,007	$1,243,401	$40,606	3.27%

LIABILITIES
Deposits	$1,040,899	$997,262	$43,637	4.38%
Repo Sweep Accounts	5,169	4,875	294	6.03%
Total Deposits and Repo Sweeps	1,046,068	1,002,137	43,931	4.38%
Borrowed Funds	39,054	42,321	(3,267)	-7.72%
Other Liabilities	9,706	9,084	622	6.85%
TOTAL LIABILITIES	1,094,828	1,053,542	41,286	3.92%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income (Loss)	195,518	189,339	6,179	3.26%
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on
Available-for-sale Debt Securities	(6,476)	369	(6,845)	-1855.01%
Defined Benefit Plans	137	151	(14)	-9.27%
TOTAL SHAREHOLDERS' EQUITY	189,179	189,859	(680)	-0.36%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,284,007	$1,243,401	$40,606	3.27%